Exhibit 99.1

Michael Monaco to Become Non-Executive Chairman of Encore Capital Group

SAN DIEGO, November 2, 2017 -- Encore Capital Group (NASDAQ: ECPG) today announced that Willem Mesdag has resigned from its Board of Directors effective November 1, 2017. Mr. Mesdag had served on the Board since May 2007 and as the Company’s non-executive Chairman since February 2014. With the announcement of Mr. Mesdag’s departure, the Board unanimously elected Michael Monaco, a current independent director, as Chairman.

“This is an exciting time for Encore’s business, and I appreciate the opportunity to take on this new role as chairman,” said Monaco. “I am flattered and humbled by the Board’s action, and I look forward to leading this group of talented and knowledgeable directors, as well as partnering with Ashish and his management team, to continue to deliver value for all of our shareholders. I’m also very appreciative to Will for his years of leadership and his work to leave the company in such a strong position.”

Mr. Monaco was named a director of the Company in August 2014 and has served as Chair of the Audit Committee since January 2015. Mr. Monaco has more than 30 years of experience in finance and management. He has assisted clients in cost reduction and cash flow improvement initiatives; assisted clients in structuring, evaluating and obtaining financing; acted as financial advisor to boards of directors and/or principal shareholders; assisted clients in the development of strategic and business plans; and served as interim management and chief restructuring officer to distressed companies.

Mr. Monaco currently serves as a Senior Advisor at FTI Consulting, Inc. He served as the Senior Managing Director at CDG Group, LLC, a New York-based firm specializing in restructurings, mergers and acquisitions and crisis and turnaround management from 2002 until it was acquired by FTI Consulting, Inc. in July 2017. From 2000 to 2002, he served as Chairman and Chief Executive Officer of Accelerator, LLC, a provider of outsource services. He served as a Vice Chairman of Cendant Corporation from 1996 to 2000 and as the Executive Vice President and Chief Financial Officer of the American Express Company from 1990 to 1996. He has served on the boards of several public and private companies throughout his career, including Washington Group International, Inc., the International Securities Exchange, and I.D. Systems, Inc. Mr. Monaco holds a B.S. from Villanova University and an M.B.A. from Fairleigh Dickinson University, and he completed the Columbia University Executive Management Program. He is a member of the American Institute of Certified Public Accounts.

“I am proud of what we’ve been able to accomplish as a team in the decade I’ve been on the Board. I have full confidence in Mike, and I know that he will be an outstanding Chairman,” said Mesdag.

“On behalf of everyone at Encore, I would like to take the opportunity to thank Will for his 10 years of dedicated service to our company. He brought expertise and skills in a number of important areas that were needed at a critical time in our history. He has played an integral part in our evolution and we have all benefitted greatly from his wisdom and counsel,” said Ashish Masih, Encore’s Chief Executive Officer and member of the Board of Directors. “As we turn to the future, I look forward to working with Mike in his new capacity as Chairman. He has already proven to be a great leader and asset to the Company, and his election to this role has the full support of the Board and management.”

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks and credit unions.

Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com. More information about the Company's Cabot Credit Management subsidiary can be found at http://www.cabotcm.com. Information found on the company’s or Cabot’s website is not incorporated by reference.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results, performance, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K and 10-Q, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.